                                                                   EXHIBIT 10.44

           ---------------------------------------------------------

                            PORTOLA PACKAGING, INC.
                     MANAGEMENT DEFERRED COMPENSATION PLAN

--------------------------------------------------------------------------------

                            PORTOLA PACKAGING, INC.
                     MANAGEMENT DEFERRED COMPENSATION PLAN

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
                                                   ARTICLE I
TITLE AND DEFINITIONS...........................................................................................           1
1.1        Title................................................................................................           1
1.2        Definitions..........................................................................................           1

                                                   ARTICLE II
PARTICIPATION...................................................................................................           3
2.1        Participation........................................................................................           3

                                                  ARTICLE III
DEFERRAL ELECTIONS..............................................................................................           4
3.1        Elections to Defer Compensation......................................................................           4
3.2        Investment Elections.................................................................................           5

                                                   ARTICLE IV
ACCOUNTS........................................................................................................           6
4.1        Deferral Account.....................................................................................           6
4.2        Employer Contributions Account.......................................................................           7

                                                   ARTICLE V
VESTING.........................................................................................................           7
5.1        Deferral Account.....................................................................................           7
5.2        Employer Contributions Account.......................................................................           7

                                                   ARTICLE VI
DISTRIBUTIONS...................................................................................................           7
6.1        Distribution of Deferred Compensation................................................................           7
6.2        Forfeitures..........................................................................................           8
6.3        Unplanned, In-Service Distributions and Withdrawals due to an Unforeseeable Emergency................           8
6.4        Inability to Locate Participant......................................................................           9
6.5        Pre-Retirement Death Benefit.........................................................................           9
6.6        Trust................................................................................................          10
6.7        Treatment of Forfeitures and Withdrawal Penalties....................................................          10

                                                  ARTICLE VII
ADMINISTRATION..................................................................................................          10
7.1        Committee............................................................................................          10
7.2        Administrative Committee Action......................................................................          10
7.3        Powers and Duties of the Committee...................................................................          11
7.4        Construction and Interpretation......................................................................          11
7.5        Information..........................................................................................          11
7.6        Compensation, Expenses and Indemnity.................................................................          11
7.7        Quarterly Statements.................................................................................          12
7.8        Disputes.............................................................................................          12

                                                                                                                     PAGE
                                                                                                                     -----
                                                  ARTICLE VIII
MISCELLANEOUS...................................................................................................          13
8.1        Unsecured General Creditor...........................................................................          13
8.2        Restriction Against Assignment.......................................................................          13
8.3        Withholding..........................................................................................          14
8.4        Amendment, Modification, Suspension or Termination...................................................          14
8.5        Governing Law........................................................................................          14
8.6        Receipt or Release...................................................................................          14
8.7        Payments on Behalf of Persons Under Incapacity.......................................................          14
8.8        Headings, etc. Not Part of Agreement.................................................................          14

                            PORTOLA PACKAGING, INC.
                     MANAGEMENT DEFERRED COMPENSATION PLAN

    WHEREAS, Portola Packaging, Inc. (the "Company") desires to establish a deferred compensation plan to provide a tax-deferred capital accumulation opportunity and supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and bonuses, effective as of September 1, 1996; and

    WHEREAS, it is believed that the adoption of this plan providing for deferred compensation at the election of each executive will be in the best interests of the Company and its participating affiliates.

    NOW, THEREFORE, it is hereby declared as follows:

                                   ARTICLE I
                             TITLE AND DEFINITIONS

1.1  TITLE.

    This Plan shall be known as the Portola Packaging, Inc. Management Deferred Compensation Plan.

1.2  DEFINITIONS.

    Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

    "Account" or "Accounts" shall mean a Participant's Deferral Account and/or Employer Contributions Account.

    "Affiliate" shall mean the Company, and a related entity electing to participate in this Plan. The term "related entity" shall mean any member of (1) a controlled group of corporations (as defined in Code Section 414(b)), (2) trades or businesses, whether or not incorporated, which are under common control (as defined in Code Section 414(c)), (3) an affiliated service group (as defined in Code Section 414(m) or in Code Section 414(o)), and (4) any successor to any of the foregoing entities.

    "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder (other than those benefits set forth in Section 6.5) in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant's spouse shall be effective unless such designation is consented to by the Participant's spouse on a form provided by and in accordance with procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors

Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

    "Bonus" shall mean any cash incentive compensation payable to a Participant in addition to the Participant's Salary after reduction for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code. The term "Bonus" shall not include (i) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Participant either becomes freely transferrable or is no longer subject to a substantial risk of forfeiture, (ii) amounts realized from the sale, exchange or other disposition of stock acquired under a stock option plan, (iii) amounts which receives special tax benefits such as premiums for group insurance benefits, medical reimbursement, expense reimbursement, educational allowances, per diems, and (iv) contributions to qualified retirement plans, and similar amounts paid under fringe benefit programs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" or "Administrative Committee" shall mean the Committee appointed by the Board of Directors of the Company to administer the Plan in accordance with Article VII.

    "Company" shall mean Portola Packaging, Inc.

    "Compensation" shall mean the Salary and Bonus that the Participant is entitled to for services rendered to his or her Employer.

    "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (a) the portion of the Participant's Salary that he or she elects to defer, (b) the portion of the Participant's Bonus that he or she elects to defer, and (c) earnings or losses pursuant to Section 4.1.

    "Disability" shall mean an incapacity which has rendered the Participant eligible to commence receiving benefits under the Employer's long-term disability plan.

    "Earnings Rate" shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each month, determined in accordance with Section 3.2.

    "Effective Date" shall mean September 1, 1996.

    "Eligible Employee" shall mean those employees of each Employer who are members of a select group of management and highly compensated employees who are designated by the Committee.

    "Employer" shall mean the Affiliate employing the Participant.

    "Employer Contributions Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with an amount equal to the Employer Contribution Amount (if any) and earnings or losses pursuant to Section 4.2.

    "Employer Contribution Amount" shall mean an amount equal to a percentage of the amount of Compensation deferred by a Participant or such other amount, which percentage or other amount, if any, shall be determined by each Employer with respect to Participants employed by such Employer, in its sole discretion, and which percentage or amount need not be the same for each Participant.

    "Fund" or "Funds" shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section 3.2(b).

    "Immediate Family" shall mean, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

    "Initial Election Period" for an Eligible Employee shall mean the 30-day period ending September 30, 1996.

    "Participant" shall mean any Eligible Employee who elects to defer Compensation in accordance with Section 3.1. A person shall cease to be a Participant upon the effective date of the termination of his or her deferral election but may again become a Participant on the effective date of a new deferral election if so permitted under the provisions of this Plan.

    "Payment Eligibility Date" shall mean the first day of the month following the end of the calendar quarter in which a Participant ceases to be employed by any Employer, incurs a Disability or dies.

    "Plan" shall mean the Portola Packaging, Inc. Management Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

    "Plan Year" shall mean the 12 consecutive month period beginning on September 1 and ending on August 31.

    "Retirement" shall mean termination of employment from all Employers on or after attaining age 55.

    "Salary" shall mean the Participant's base salary after reduction for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code.

                                   ARTICLE II
                                 PARTICIPATION

2.1  PARTICIPATION.

    An Eligible Employee shall become a Participant in the Plan by electing to defer Compensation in accordance with Section 3.1. At such time, such Participant may also file a life insurance application form along with his or her deferral election form to also participant in the benefits under Section 6.5.

                                  ARTICLE III
                               DEFERRAL ELECTIONS

3.1  ELECTIONS TO DEFER COMPENSATION.

    (a) Initial Election Period. Subject to Section 2.1, each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

    (b) General Rule. Subject to the minimum deferral provisions of Section 3.1(c) below, the amount of Compensation which an Eligible Employee may elect to defer is as follows:

    (1) Any percentage of Salary up to 50%; and/or

    (2) Any percentage or dollar amount of Bonus up to 100%;

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount which is less than the amount necessary to pay (i) amounts that the Employer is required to withhold from such Eligible Employee's Compensation for such calendar year for purposes of federal, state and local (if any) income tax and employment tax (including Federal Insurance Contributions Act (FICA) and the Medicare taxes) withholding, and (ii) any amounts necessary to satisfy any other benefit plan withholding obligations.

    (c) Minimum Deferrals. For each Plan Year during which an Eligible Employee is a Participant, the minimum amount that may be elected under Section 3.1(b) is $5,000 and can consist of either Salary or Bonus if the Participant deferred any portion of his or her Bonus which was payable in the preceding Plan Year. If the total amount of the Bonus deferral amount is actually less than $5,000 in any Plan Year, such Bonus deferral will be refunded.

    (d) Effect of Initial Election. An election to defer Compensation during an Initial Election Period shall be effective with respect to Salary earned during the first pay period beginning after the Initial Election Period and to the Bonus paid with respect to services performed in the Plan Year in which the election is made.

    (e) Duration of Salary Deferral Election. Any Salary deferral election made under paragraph (a) or paragraph (g) of this Section 3.1 shall remain in effect, notwithstanding any change in the Participant's Salary, until changed or terminated in accordance with the terms of this paragraph (e). Subject to the limitations of Section 3.1(b) and the minimum deferral requirements of Section 3.1(c), a Participant may increase, decrease or terminate his or her Salary deferral election, effective for Salary earned during pay periods beginning after the end of any Plan Year, by filing a new election, in accordance with the terms of this Section 3.1, with the Committee on or before August 15th of the current Plan Year.

    (f) Duration of Bonus Deferral Election. Any Bonus deferral election made under paragraph (a) or paragraph (g) of this Section 3.1 shall be irrevocable and shall apply only to the Bonus payable with respect to services performed during the Plan Year in which the election is made. For each subsequent Plan Year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3.1, to defer a percentage or dollar amount of his or her Bonus earned in such Plan Year. Such election shall be on forms provided by the Committee and shall be made on or before August 15 in the Plan Year preceding the Plan Year in which such Bonus is to be paid. Notwithstanding anything contained herein to the contrary, if the only Compensation which the Participant has elected to defer for a Plan Year is all or a portion of the Bonus payable in such Plan Year and the amount of such Bonus to be deferred is less than $5,000 of the Participant's Salary for the Plan Year, then, as provided in Section 3.1(c), no portion of such Bonus shall be deferred under this Plan, and the Participant shall immediately cease to be a Participant of this Plan.

    (g) Elections other than Elections during the Initial Election Period. Subject to the requirement for filing a completed life insurance form pursuant to Section 2.1, any Eligible Employee who fails to elect to defer Compensation during the Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary, by filing an election, on a form provided by the Committee, to defer Compensation as described in paragraph (b) above. An election to defer Salary must be filed on or before August 15 of the current Plan Year and will be effective for Salary earned during pay periods beginning in the next Plan Year; an election to defer a Bonus must be filed on or before August 15 of the Plan Year preceding the year in which the Bonus is earned and will be effective for the Bonus earned with respect to services performed in the Plan Year in which the election is made. A Bonus deferral election shall be effective for the next immediately following Plan Year and, unless terminated earlier, shall terminate at the end of such year.

    (h) Election regarding Commencement of Distributions. A Participant shall specify in his or her Election a commencement date for distribution of his or her Account balance benefit which shall be either (i) upon retirement, Disability or death, or (ii) on a date certain which date must be at least two
(2) years from the effective date of the deferral election. Said commencement date shall be irrevocable except that a commencement date may be changed once and only once for such election to a later date if such change is made in writing at least one full year before such commencement date.

    (i) Terminations of Elections Due to Hardship. Notwithstanding the provisions of Section 3.1(e), (f) and (g), any Salary or Bonus deferral election may be revoked immediately, on a prospective basis only, in the event of a material, unforeseeable change in the Participant's financial situation. Such termination must be approved by the Administrative Committee and will be granted only for reasons of: (i) a material hardship for which a hardship withdrawal would otherwise be permitted under Section 6.3(b) below, (ii) the involuntary termination of the Participant's spouse's employment, regardless of the Employer, which termination is expected to result in the continued unemployment of such spouse for an indefinite period of time, or (iii) a event which, in the sole discretion of the Administrative Committee, is similar to an event described in (i) or (ii). In the event the Administrative Committee approves such an immediate revocation of such election, such Participant shall no longer be a Participant for Plan purposes and, upon again becoming an Eligible Employee, may make an election under Section 3.1(g) to again defer compensation which election shall be effective no earlier than the first day of the next Plan Year.

3.2  INVESTMENT ELECTIONS.

    (a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee which form may include specific funds for selection by a Participant, which of the following types of investment funds or portfolios the Participant's Accounts will be deemed to be invested in for purposes of determining the amount of earnings to be credited to each Account:

     1) Bond Fund

     2) Balanced Fund

     3) Aggressive Growth Fund

     4) Equity Fund

     5) Money Market Fund

    In making the designation pursuant to this Section 3.2, the Participant must specify, in whole numbers, the percentage of his or her Deferral Account and Employer Contributions Account which shall be deemed to be invested in one or more of the types of investment funds or portfolios listed above, which percentage must be at least 10% for each investment fund or portfolio selected. Effective as of the end of any calendar quarter, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, at least 30 days prior to the end of such quarter. If a Participant either (i) fails to file a completed insurance application form along with his or her deferral election form or (ii) fails to elect a type of investment fund or portfolio under this Section 3.2, he or she shall be deemed to have elected the Money Market Fund option.

    (b) Although the Participant may designate the TYPE of investment funds or portfolios in paragraph (a) above, the Committee shall select from time to time, in its sole discretion, a commercially available investment fund or portfolio of each of the types described in paragraph (a) above to be the Funds. The Earnings Rate of each such commercially available investment fund or portfolio shall be used to determine the amount of earnings or losses to be credited to Participants' Accounts under Article IV. For purposes of this calculation, the "Earnings Rate" shall include increases or decreases in the fair market value of such investments since the last valuation date used to calculate earnings credited to a Participant's Account.

                                   ARTICLE IV
                                    ACCOUNTS

4.1  DEFERRAL ACCOUNT.

    The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts ("investment subaccounts"), each of which corresponds to an investment fund or portfolio elected by the Participant pursuant to Section 3.2(a). A Participant's Deferral Account shall be credited as follows:

    (a) As of the last day of each month, the Committee shall credit the investment subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain type of investment fund or portfolio shall be credited to the investment subaccount corresponding to that investment fund or portfolio;

    (b) As of the last day of the month in which the Bonus or partial Bonus would have been paid, the Committee shall credit the investment subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of investment fund or portfolio shall be credited to the investment subaccount corresponding to that investment fund or portfolio; and

    (c) As of the last day of each month, each investment subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment subaccount as of the last day of the preceding month by the Earnings Rate for the corresponding Fund selected by the Committee pursuant to Section 3.2(b).

4.2  EMPLOYER CONTRIBUTIONS ACCOUNT.

    The Committee shall establish and maintain an Employer Contributions Account for each Participant under the Plan. Each Participant's Employer Contributions Account shall be further divided into separate investment subaccounts corresponding to the investment fund or portfolio elected by the Participant pursuant to Section 3.2(a). A Participant's Employer Contributions Account shall be credited as follows:

    (a) As of the last day of any calendar quarter or Plan Year for which the Employer, in its sole discretion, decides to credit a Participant with an Employer Contribution Amount, the Committee shall credit the investment subaccounts of the Participant's Employer Contributions Account with an amount equal to the Employer Contribution Amount applicable to that Participant; that is, the portion of the Participant's Employer Contribution Amount which the Participant elected to be deemed to be invested in a certain type of investment fund or portfolio shall be credited to the corresponding investment subaccount; and

    (b) As of the last day of each month, each investment subaccount of a Participant's Employer Contributions Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment subaccount as of the last day of the preceding month by the Earnings Rate for the corresponding Fund selected by the Committee pursuant to
Section 3.2(b).

                                   ARTICLE V
                                    VESTING

5.1  DEFERRAL ACCOUNT.

    A Participant's Account shall be 100% vested at all times.

5.2  EMPLOYER CONTRIBUTIONS ACCOUNT.

    A Participant's Employer Contributions Account shall vest at a rate determined by the Employer for each Participant. Each Participant's vesting schedule shall be set forth in a separate letter agreement between the Participant and the Employer.

                                   ARTICLE VI
                                 DISTRIBUTIONS

6.1  DISTRIBUTION OF DEFERRED COMPENSATION.

    (a) In the event of a Participant's termination of employment from all Employers for a reason other than Retirement or Disability, the amount credited to his or her Deferral Account and the vested portion of the amount, if any, credited to his or her Employer Contributions Account shall be paid to the Participant (or, in the case of his or her death, Beneficiary) in the form of a cash lump sum payment as soon as practicable following his or her Payment Eligibility Date.

    (b) In the event as Participant terminates employment by Retirement or because of a Disability, the amount credited to his or her Deferral Account and the vested portion of the amount, if any, credited to his or her Employer Contributions Account shall be distributed in 60 substantially equal quarterly installments commencing as soon as practicable following his or her Payment Eligibility Date. Notwithstanding the foregoing, a Participant may elect one of the following optional forms of distribution provided that his or her election is filed with the Committee at least one year prior to his or her termination of employment:

        (1) A lump sum payment payable as soon as practicable after the Participant's Payment Eligibility Date, or

        (2) Either 20 or 40 substantially equal quarterly installments beginning as soon as practicable following the Participant's Payment Eligibility Date.

    Notwithstanding anything contained herein to the contrary, in the event that the sum of the amount credited to a Participant's Deferral Account and the vested portion of the amount, if any, credited to his or her Employer Contributions Account is $25,000 or less, such amount shall be paid in a cash lump sum payment as soon as practicable following his or her Payment Eligibility Date.

    (c) The Participant's Accounts shall continue to be credited monthly with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed.

    (d) In the event that a former Participant dies while receiving installment payments under this Plan, any remaining installments shall be paid to the Participant's Beneficiary as such installments would have otherwise been due to the Participant had the Participant not died.

6.2  FORFEITURES.

    When a Participant (or, in the case of his or her death, the Participant's Beneficiary) receives a distribution of benefits under this Plan (regardless of whether such payment is a lump sum payment or the first installment payment), the portion of his or her Employer Contributions Account, if any, which is not vested shall be forfeited, and the Employer shall have no obligation to the Participant (or Beneficiary) with respect to such forfeited amount. Such forfeitures shall be subject to Section 6.7 below.

6.3 UNPLANNED, IN-SERVICE DISTRIBUTIONS AND WITHDRAWALS DUE TO AN UNFORESEEABLE EMERGENCY.

    (a) At any time prior to his or her termination of employment from all Employers, a Participant may elect to withdraw the entire amount credited to his or her Deferral Account and the vested portion of the amount, if any, credited to his or her Employer Contributions Account, subject to a 10% withdrawal penalty. Such withdrawal shall be subject to Section 6.7 below. The Participant may make such an election by filing a written notice with the Committee on a form provided by the Committee. Within 90 days following the Committee's receipt of such notice, an amount equal to the sum of 90% of the amount credited to the Participant's Deferral Account and 90% of the vested portion of the amount, if any, credited to his or her Employer Contributions Account shall be paid to the Participant in a cash lump sum payment. The remainder of the amounts credited to the Participant's Accounts shall be forfeited.

    (b) At any time prior to his or her termination of employment from all Employers, a Participant may elect to receive a hardship withdrawal of some or all of the amount credited to his or her Preferred Account, without penalty. Request for a hardship withdrawal shall be subject to the approval of the Administrative Committee and will be granted only for the reasons of: (i) a Participant or his or her dependent's serious illness or accident; (ii) a severe casualty loss of the Participant's property; or (iii) similar events arising out of occurrences beyond the control of the Participant. Any such withdrawal is limited to the amount, as determined by the Administrative Committee, necessary to meet the financial consequences of such event.

    (c) Upon the payment of such withdrawal (either due to subparagraph (a) or (b) above), (i) the Participant shall no longer be a Participant in the Plan for the remainder of the Plan Year in which the withdrawal occurs and shall be ineligible to participate during the Plan Year immediately following the Plan Year in which the withdrawal occurs, and (ii) any deferral elections made by the Participant for such periods shall be terminated.

6.4  INABILITY TO LOCATE PARTICIPANT.

    In the event that the Committee is unable, after all reasonable efforts, to locate a Participant or Beneficiary within two years following the Participant's Payment Eligibility Date, the amounts allocated to the Participant's Deferral Account and Employer Contributions Account shall be forfeited. Such forfeited amount shall be subject to Section 6.7 below. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest or earnings, provided that as to any portion of the Employer Contributions Account which was not vested as of the Participant's Payment Eligibility Date Section 6.2 shall still apply as if distributions had been made.

6.5  PRE-RETIREMENT DEATH BENEFIT.

    (a) If a Participant dies while employed by an Employer, in addition to the payment of the Participant's Deferral Account and the vested portion of his or her Employer Contributions Account to the Participant's Beneficiary under
Section 6.1(a), a death benefit shall be paid to the Participant's beneficiary under a life insurance policy purchased by or transferred to the trustee of the Trust described in Section 6.6 to insure the life of the Participant (the "Policy"). The death benefit payable to the Participant's beneficiary shall be the portion of the Policy proceeds equal to two times the Participant's Salary in effect at the time the Participant dies.

    (b) Any such Policy shall be subject to certain conditions set forth in a "Split-Dollar Life Insurance Agreement" between the Participant, the Employer and the Trustee of the Trust described in Section 6.6, pursuant to which the Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in the preceding paragraph in the event the Participant dies prior to terminating employment with the Employer. The Participant shall have the right to designate and change such beneficiary (which need not be his or her Beneficiary under this Plan) at any time on a form provided by and filed with the insurance company. If no such form is on file with the insurance company, the death benefit described in the preceding paragraph shall be paid to the Beneficiary.

    (c) The death benefit payable pursuant to paragraph (a) shall be limited to that provided in the Policy, shall not be paid if the insurance company fails to issue a Policy on the life of the Participant and shall be subject to all conditions and exceptions set forth in the applicable insurance policy. Notwithstanding any other provision of this Plan, the death benefit may not be payable if (i) a Participant has not filed the life insurance application form described in Section 2.1, or (ii) if under the Plan or the Participant's Split-Dollar Life Insurance Agreement such Pre-Retirement Death Benefit has terminated for the Participant.

    (d) Notwithstanding any provision of this Plan or any other document to the contrary, the pre-retirement death benefit provided under Section 6.5(a) shall be payable solely from the proceeds of the Policy, if any. In addition, no Policy shall be allocated to any Account.

6.6  TRUST.

    (a) The Employers shall cause the payment of benefits under this Plan (excluding the amounts described in Section 6.5) to be made in whole or in part by the Trustee of the Portola Packaging, Inc. Management Deferred Compensation Plan Trust (the "Trust") in accordance with the provisions of this Section 6.6. Each Employer shall contribute to the Trust for each Participant employed by that Employer an amount equal to the amount deferred by the Participant for the Plan Year and the Employer Contribution Amount for the Participant for the Plan Year, if any; the contributions shall be made no later than the Employer's tax return due date for that Plan Year. Each Employer shall also contribute cash in amounts approximately equal to the "cost of insurance" (as defined in each Policy) for the death benefits described in Section 6.5 for each Participant employed by the Employer; provided that such obligation shall not apply with respect to a Policy if the Participant is no longer employed by the Employer. Notwithstanding the foregoing, if the Employer purchases a Policy and subsequently transfers it to the Trust, then, prior to the date the Policies are contributed to the Trust, the amounts described in the preceding two sentences shall be used to pay premiums on the Policies, rather than contributed to the Trust.

    (b) The Committee shall direct the Trustee to pay the Participant or his or her Beneficiary at the time and in the amount described in Article VI (excluding amounts described in Section 6.5). In the event the amounts held under the Trust are not sufficient to provide the full amount (excluding amounts described in Section 6.5) payable to the participant or his or her Beneficiary, the Employer shall pay the remainder of such amount at the time(s) set forth in Article VI.

6.7  TREATMENT OF FORFEITURES AND WITHDRAWAL PENALTIES.

    All amounts arising from forfeitures under Section 6.2 and 6.4, and withdrawal penalties arising under Section 6.3 shall inure to the benefit of the Employer and shall not increase the earnings of the remaining Plan participants.

                                  ARTICLE VII
                                 ADMINISTRATION

7.1  COMMITTEE.

    An Administrative Committee shall be appointed by, and serve at the pleasure of, the Board of Directors of the Company. The Board of Directors may delegate such right (or any other right granted to it under this Article VII) to the Company's Compensation Committee. The number of members comprising the Administrative Committee shall be determined by such Board which may from time to time vary the number of members. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a letter signed by the Chairman of the Board notifying such members of his or her removal. Vacancies in the membership of the Administrative Committee shall be filled promptly by the Board of Directors.

7.2  ADMINISTRATIVE COMMITTEE ACTION.

    The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the Administrative Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrative Committee and such written consent is filed with the minutes of the proceedings of the Administrative Committee. A member of the Administrative Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Administrative Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3  POWERS AND DUTIES OF THE COMMITTEE.

    The Administrative Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

        (1) To select the funds or portfolios to be the Funds in accordance with
    Section 3.2(b) hereof;

        (2) To construe and interpret the terms and provisions of this Plan;

        (3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

        (4) To maintain all records that may be necessary for the administration of the Plan;

        (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

        (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

        (7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

7.4  CONSTRUCTION AND INTERPRETATION.

    The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to each Employer and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5  INFORMATION.

    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.6  COMPENSATION, EXPENSES AND INDEMNITY.

    (a) The members of the Committee shall serve without compensation for their services hereunder.

    (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

    (c) To the extent permitted by applicable state law, each Employer shall indemnify and save harmless the Committee and each member thereof, and any delegate of the Committee who is an employee of an Employer against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7  QUARTERLY STATEMENTS.

    Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis as of the last day of each November, February, May and August.

7.8  DISPUTES.

    (a) Claim.

    A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's principal place of business.

    (b) Claim Decision.

    Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

    If the claim is denied in whole or in part, the Administrative Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specified reason or reasons for such denial; (2) the specific reference to pertinent provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection (c).

    (c) Request for Review.

    Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination. Such request must be addressed to the Administrative Committee, at the Company's principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the original determination.

    (d)  Review of Decision.

    Within sixty (60) days after the Administrative Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1  UNSECURED GENERAL CREDITOR.

    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Employer. No assets of any Employer shall be held under any separate trust, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of such Employer's assets shall be, and remain, the general unpledged, unrestricted assets of the Employer. Each Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Employers that this Plan (and the Trust described in Section 6.6) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2  RESTRICTION AGAINST ASSIGNMENT.

    An Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

8.3  WITHHOLDING.

    There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan. The Employer shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4  AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

    The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. (Neither the Policies themselves nor the death benefit described in Section 6.5 shall be treated as allocated to Accounts.) In the event that this Plan is terminated, the amounts credited to a Participant's Accounts (regardless of whether such amounts had become vested) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.5  GOVERNING LAW.

    This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

8.6  RECEIPT OR RELEASE.

    Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, and each Employer. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7  PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.

    In the event that any amount becomes payable under the Plan to a person who, in the sole judgement of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgement, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrative Committee and each Employer.

8.8  HEADINGS, ETC. NOT PART OF AGREEMENT.

    Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    IN WITNESS WHEREOF, Portola Packaging, Inc., has caused this document to be executed by its duly authorized officer effective as of September 1, 1996.

                                          PORTOLA PACKAGING, INC.

                                By:           /s/ ROBERT R. STRICKLAND
                                     -----------------------------------------

                                Its:          CHIEF FINANCIAL OFFICER
                                     -----------------------------------------